Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Third Quarter 2017 Results

•	3Q 2017 Revenues of $167.6 million vs. $135.2 million in 2Q 2017 and $46.6 million in 3Q 2016

•	3Q 2017 Net income of $29.8 million vs. $16.4 million in 2Q 2017 and net loss of $(11.7) million in 3Q 2016

•	3Q 2017 EBITDA of $41.8 million vs. $26.8 million in 2Q 2017 and $(3.5) million in 3Q 2016

•	3Q 2017 Distributable cash flow of $37.5 million vs. $22.9 million in 2Q 2017 and $(6.7) million in 3Q 2016

•	3Q 2017 $0.33 basic and $0.32 diluted earnings per limited partner unit

•	Resumed quarterly cash distribution of $0.15 per unit; announced unit buyback program of up to $100 million

HOUSTON, October 31, 2017 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported third quarter 2017 results. Revenues for the third quarter of 2017 totaled $167.6 million on sales of 2,456,195 tons of frac sand. This compares to $135.2 million of revenues on sales of 2,112,516 tons of frac sand in the second quarter of 2017. The limited partners' interest in net income was $29.8 million for the third quarter of 2017, resulting in $0.33 basic and $0.32 diluted earnings per limited partner unit.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the third quarter of 2017 was $41.8 million, compared to $26.8 million for the second quarter of 2017. EBITDA adjusted for earnings from equity method investments ("Adjusted EBITDA") was $41.7 million in the third quarter of 2017, compared to $26.5 million for the second quarter of 2017. Distributable cash flow attributable to the limited partners for the third quarter of 2017 was $37.5 million compared to $22.9 million for the second quarter of 2017.

"The impressive third quarter performance we announced today is a direct result of our Mine. Move. Manage. operating strategy, and is underpinned by ongoing strength in oil and gas completions activity in the U.S.," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "Over the last several months, we completed several critical projects, including the construction and commencement of operations at our Kermit facility and Pecos terminal in the Permian Basin. These projects enhance and extend our ability to service customers through our growing and integrated production and logistics network. Our sales volumes improved to approximately 2.5 million tons for the third quarter, in-line with guidance, and marking the highest quarterly volumes recorded in Hi-Crush history. We remain relentlessly focused on execution, and our results are the outcome of our team’s efforts and success. Our execution, combined with our capital return strategy to our unitholders, is driving significant value for Hi-Crush and its unitholders."

Third Quarter 2017 Results

Revenues for the third quarter of 2017 increased due to the sequential increase in sales volumes, combined with generally higher pricing. Approximately 61% of quarterly volumes were sold in-basin for the third quarter of 2017, compared to 64% in the second quarter of 2017 and 47% in the third quarter of 2016. The slight sequential decrease of in-basin sales percentage reflects the start of operations and volumes sold at the mine gate from the Kermit facility, while the increase as compared to the prior year reflects the change in mix of customer demand delivery point. Average sales price was $68 per ton in the third quarter of 2017, compared to $64 per ton in the second quarter of 2017 and $43 per ton in the third quarter of 2016, as sales prices generally improved due to continued increases in frac sand demand in excess of available supply, particularly for fine mesh sand.

Contribution margin was $19.39 per ton in the third quarter of 2017, compared to $16.73 per ton in the second quarter of 2017. The 16% increase in contribution margin per ton was primarily the result of increased pricing, as well as fixed cost absorption from higher sales volumes and increased asset utilization. This increase in contribution margin per ton was partially offset by the impact of a one-time, non-cash charge of $2.3 million, or approximately $0.90 per ton, related to the use of certain coarse material from inventory to augment the reclamation process.

"Thanks to our team’s collective and relentless focus on execution, as well as the continued improvement in demand for frac sand, we realized significant growth across the entirety of our operations, accentuated by a 57% sequential increase in Adjusted EBITDA, 16% growth in volumes sold, and the generation of attractive distributable cash flow," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "This improvement in cash generation, combined with our outlook for continued growth, has allowed us to resume our capital return program. We believe our balanced approach to capital return, comprised of quarterly cash distributions as well as a unit buyback program of up to $100 million, maximizes value and growth to unitholders over the near and long-term."

Kermit Facility

As announced previously, the Partnership commenced operations at its Kermit facility in July 2017. The facility is the first to produce and sell in-basin frac sand in the Permian, and has an annual production capacity of 3.0 million tons. Of this nameplate capacity, 90% is currently contracted with customers, including several large, blue-chip E&P companies under long-term, fixed-price arrangements. The Kermit facility expands Hi-Crush’s industry-leading production and logistics capabilities in West Texas and significantly improves customer service while reducing delivered costs to the well site.

"The opening of our Kermit facility is a game-changer for our Permian Basin operations," said Ms. Fulton. "The facility expands our product portfolio, while its proximity to significant Permian Basin activity enables substantial efficiency improvements in the delivery of sand to the well site. Volumes sold from Kermit contributed 10% of total sales volumes for the third quarter. As anticipated, we ramped operations to achieve full utilization in mid-October and we expect to see a significant increase in our financial performance from Kermit in the fourth quarter of 2017. Having completed construction and started operations two months ahead of schedule, Kermit is a clear example of our experience and expertise in constructing and operating large-scale, world-class frac sand production facilities."

Pecos Terminal

The Partnership also previously announced the commencement of operations at its new Pecos, Texas terminal, the first unit train capable terminal with silo storage in the Southern Delaware Basin.  Hi-Crush is actively delivering sand via rail to the Pecos terminal, which includes 20,000 tons of vertical silo storage on-site, from its two Union Pacific-connected Northern White facilities in Wisconsin. On October 3, 2017, Hi-Crush began loading customer trucks for delivery to support local completions activity.

"We are excited to have completed construction on schedule and started operations at our third Permian Basin terminal," said Mr. Rasmus. "The completion of Pecos augments our existing capabilities in the Permian, which include our Odessa and Big Spring terminals in the Midland Basin, and extends our advantage in the region while complementing our leading network of owned and operated logistics assets. Together with our recently completed in-basin Kermit facility, these assets provide our customers with flexibility and diversity across sand product, and enhance surety of supply by mitigating potential logistical bottlenecks in these highly active areas. In addition, PropStream, our last-mile containerized delivery solution, allows us to supply our sand directly into the blender hopper at the well site reliably, efficiently, and safely. Controlling the entire logistics chain is a differentiator for Hi-Crush, particularly in an environment of significant growth, and will allow us to profitably and sustainably grow our business over the long-term."

PropStreamTM

Hi-Crush has seven PropStream crews currently operating in the Permian Basin and Marcellus and Utica plays, with the expectation to grow the total number of crews to nine or more by the end of 2017.

Liquidity and Capital Expenditures

As of September 30, 2017, the Partnership had $193.2 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Facility Agreement. As of September 30, 2017, Hi-Crush had $82.1 million in cash and available capacity under its revolving credit facility.

Capital expenditures for the nine months ended September 30, 2017, totaled $108.1 million related to costs associated with the construction of the Kermit facility, the terminal facility in Pecos, Texas, equipment for PropStream and overburden removal, among other projects. The Partnership plans to spend in the range of $7 to $17 million on capital expenditures during the fourth quarter of 2017.

The Partnership also announced that total capital expenditures for 2018 are expected to be in the range of $35 to $45 million, related to continued investment in equipment for PropStream, normal maintenance capital expenditures, including overburden removal, and discretionary investments in logistics assets.

Distribution and Unit Buyback Program

On October 16, 2017, Hi-Crush declared a quarterly cash distribution of $0.15 per unit on all common units, or $0.60 on an annualized basis, for the third quarter of 2017. The distribution will be paid on November 14, 2017 to unitholders of record on October 31, 2017.

On October 17, 2017, Hi-Crush announced that the Board of Directors approved a unit buyback program of up to $100 million. The Partnership has authority at this time under its Revolving Credit Agreement and Term Loan Credit Agreement for repurchases of up to $20 million which, over the near-term and combined with the initial quarterly distribution and its expected growth, is well-aligned with Hi-Crush's capital return intentions. The Partnership will seek consent under the Revolving Credit Agreement and Term Loan Credit Agreement allowing for the authorized amount of up to $100 million. The repurchase program does not obligate the Partnership to repurchase any specific dollar amount or number of units and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

Outlook

For the fourth quarter of 2017, the Partnership expects sales volumes to increase to 2.7 to 2.9 million tons. Pricing is also expected to improve modestly through the end of the year, driven by ongoing tightness in frac sand supply and demand, particularly for fine mesh sand.

"We have successfully ramped utilization at our Kermit facility and expect to run all five production facilities at an average utilization of 85% in the fourth quarter," said Mr. Rasmus. "The strong existing customer relationships we have maintained over the years, combined with increasing demand for contracted and spot volumes from newly added customers, has led to strong contracted commitments for Northern White volumes, in-basin sand and sand delivered through PropStream contracted services. Achieving our targeted level of commitments decreases volume risk as we approach 2018, while retaining the flexibility needed to serve our spot customers and our growing PropStream crews. With the addition of our Pecos terminal and continued expansion of our PropStream service across our operating footprint, Hi-Crush is well-positioned to continue strong execution and customer service going into 2018 and beyond."

Conference Call

On Wednesday, November 1, 2017, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s third quarter 2017 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8563. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13671985. The replay will be available until November 15, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for earnings (loss) from equity method investments and any non-cash impairments of goodwill and long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities are capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our production facilities' direct access to major U.S. railroads enhance our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our in-basin production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStreamTM logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to well site. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2016 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	September 30,		June 30,
	2017	2016 (a)	2017
Revenues	$167,583	$46,556	$135,220
Cost of goods sold (excluding depreciation, depletion and amortization)	119,955	41,684	99,882
Depreciation, depletion and amortization	8,805	4,929	7,596
Gross profit (loss)	38,823	(57)	27,742
Operating costs and expenses:
General and administrative expenses	9,583	8,499	8,961
Impairments and other expenses	200	148	143
Accretion of asset retirement obligations	115	109	114
Other operating income	(3,554)	—	—
Income (loss) from operations	32,479	(8,813)	18,524
Other income (expense):
Earnings from equity method investments	128	—	296
Interest expense	(2,800)	(2,921)	(2,440)
Net income (loss)	$29,807	$(11,734)	$16,380
Earnings (loss) per limited partner unit:
Basic	$0.33	$(0.21)	$0.18
Diluted	$0.32	$(0.21)	$0.18

	Nine Months Ended
	September 30,
	2017	2016 (a)
Revenues	$386,167	$137,133
Cost of goods sold (excluding depreciation, depletion and amortization)	291,920	125,776
Depreciation, depletion and amortization	21,229	12,683
Gross profit (loss)	73,018	(1,326)
Operating costs and expenses:
General and administrative expenses	28,221	30,118
Impairments and other expenses	343	33,998
Accretion of asset retirement obligations	343	319
Other operating income	(3,554)	—
Income (loss) from operations	47,665	(65,761)
Other income (expense):
Loss from equity method investments	(142)	—
Interest expense	(8,167)	(10,632)
Net income (loss)	$39,356	$(76,393)
Earnings (loss) per limited partner unit:
Basic	$0.48	$(1.65)
Diluted	$0.47	$(1.65)

(a)
Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC, Hi-Crush Whitehall LLC, 2.0% equity interest in Hi-Crush Augusta LLC and PDQ Properties LLC (together the "Other Assets").

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	September 30,		June 30,
	2017	2016	2017
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$29,807	$(11,734)	$16,380
Depreciation and depletion expense	8,806	4,932	7,599
Amortization expense	421	420	421
Interest expense	2,800	2,921	2,440
EBITDA	41,834	(3,461)	26,840
Earnings from equity method investments	(128)	—	(296)
Adjusted EBITDA	41,706	(3,461)	26,544
Less: Cash interest paid	(2,427)	(2,548)	(2,068)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(3,399)	(1,554)	(2,945)
Add: Accretion of asset retirement obligations	115	109	114
Add: Unit-based compensation	1,509	1,155	1,219
Distributable cash flow	37,504	(6,299)	22,864
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	(400)	—
Distributable cash flow attributable to Hi-Crush Partners LP	37,504	(6,699)	22,864
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$37,504	$(6,699)	$22,864

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$39,356	$(76,393)
Depreciation and depletion expense	21,234	12,689
Amortization expense	1,262	1,261
Interest expense	8,167	10,632
EBITDA	70,019	(51,811)
Loss from equity method investments	142	—
Non-cash impairments of goodwill	—	33,745
Adjusted EBITDA	70,161	(18,066)
Less: Cash interest paid	(7,049)	(9,138)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(8,189)	(3,963)
Add: Accretion of asset retirement obligations	343	319
Add: Unit-based compensation	3,906	3,015
Distributable cash flow	59,172	(27,833)
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	1,247	1,062
Distributable cash flow attributable to Hi-Crush Partners LP	60,419	(26,771)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—
Distributable cash flow attributable to limited partner unitholders	$60,419	$(26,771)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2017	2016 (a)
Operating activities	$63,073	$(18,596)
Investing activities	(453,106)	(117,817)
Financing activities	409,418	148,052
Net increase in cash	$19,385	$11,639

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets.

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	September 30, 2017	December 31, 2016 (a)
Assets
Current assets:
Cash	$23,906	$4,521
Accounts receivable, net	107,879	52,834
Inventories	49,380	29,277
Prepaid expenses and other current assets	2,819	2,716
Total current assets	183,984	89,348
Property, plant and equipment, net	894,567	541,693
Goodwill and intangible assets, net	8,835	10,097
Equity method investments	14,258	10,232
Other assets	6,002	7,831
Total assets	$1,107,646	$659,201
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$44,080	$19,264
Accrued and other current liabilities	25,894	8,155
Deferred revenues	19,459	—
Due to sponsor	11,546	118,641
Current portion of long-term debt	3,137	2,962
Total current liabilities	104,116	149,022
Long-term debt	190,093	193,458
Asset retirement obligations	9,857	9,514
Other liabilities	19,000	5,000
Total liabilities	323,066	356,994
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 91,030,707 and 63,668,244 units outstanding, respectively	784,580	299,516
Total partners’ capital	784,580	299,516
Non-controlling interest	—	2,691
Total equity and partners' capital	784,580	302,207
Total liabilities, equity and partners’ capital	$1,107,646	$659,201

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets.

Unaudited Per Ton Operating Activity

	Three Months Ended
	September 30,		June 30,
	2017	2016	2017
Sand sold (in tons)	2,456,195	1,082,974	2,112,516
Sand produced and delivered (in tons)	2,517,752	1,150,341	2,181,276
Contribution margin ($ in thousands)	$47,628	$4,872	$35,338
Contribution margin per ton sold	$19.39	$4.50	$16.73

	Nine Months Ended
	September 30,
	2017	2016
Sand sold (in tons)	5,953,598	2,895,235
Sand produced and delivered (in tons)	6,065,840	2,935,281
Contribution margin ($ in thousands)	$94,247	$11,357
Contribution margin per ton sold	$15.83	$3.92

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Weighted average limited partner units outstanding:	2017	2016	2017	2016
Basic common units outstanding	91,030,558	55,095,464	85,277,011	44,832,652
Potentially dilutive common units	997,066	—	997,066	—
Diluted common units outstanding	92,027,624	55,095,464	86,274,077	44,832,652
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended September 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$13,655	$13,655
Assumed allocation of earnings in excess of distributions	—	16,152	16,152
Assumed allocation of net income	$—	$29,807	$29,807

Earnings per limited partner unit - basic		$0.33
Earnings per limited partner unit - diluted		$0.32

	Three Months Ended September 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(11,734)	(11,734)
Add back recast income attributable to Blair through August 31, 2016	—	(962)	(962)
Add back recast losses attributable to Whitehall and Other Assets	—	992	992
Assumed allocation of net loss	$—	$(11,704)	$(11,704)

Loss per limited partner unit - basic		$(0.21)
Loss per limited partner unit - diluted		$(0.21)

	Nine Months Ended September 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$13,655	$13,655
Assumed allocation of earnings in excess of distributions	—	25,701	25,701
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$40,827	$40,827

Earnings per limited partner unit - basic		$0.48
Earnings per limited partner unit - diluted		$0.47

	Nine Months Ended September 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(76,393)	(76,393)
Add back recast income attributable to Blair through August 31, 2016	—	(279)	(279)
Add back recast losses attributable to Whitehall and Other Assets	—	2,583	2,583
Assumed allocation of net loss	$—	$(74,089)	$(74,089)

Loss per limited partner unit - basic		$(1.65)
Loss per limited partner unit - diluted		$(1.65)